Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

            The following list sets forth subsidiaries of Katy Industries, Inc. as of April 1, 2003, as well as operating divisions of such subsidiaries, with successive indentation indicating parent/subsidiary relationships of such subsidiaries. The percentage (unless 100%) of outstanding equity securities owned by the immediate parent and the state of jurisdiction or incorporation of each such subsidiary is stated in parentheses. Omitted subsidiaries do not, in the aggregate, constitute a "significant subsidiary".

American Gage & Machine Company (Illinois)
Contico International, L.L.C. (Delaware)
   Contico Manufacturing Limited (U.K.)
   Contico Manufacturing (Ireland) Limited (Ireland)
CRL Export, Inc. (U.S. Virgin Islands)
Glit/Disco, Inc. (Delaware)
Hallmark Holdings, Inc. (Delaware)
   Bay State
   Duckback Products, Inc. (Delaware)
        Primary Coatings, Inc. (Delaware)
   GC/Waldom Electronics, Inc. (Delaware)
        Katy International, Inc. (Delaware)
   Glit
   Glit/Gemtex, Inc. (Delaware)
   Glit/Microtron
   Hamilton Precision Metals, Inc. (Delaware)
        HPMNC, Inc.
        HPM of Pennsylvania, Inc.
               Hamilton Metals, L.P.
   Loren Products
   Wabash Holding Corp. (Delaware)
   Wilen Products, Inc. (Delaware)
Katy International, Inc. (British Virgin Islands)
Katy Oil Company of Indonesia (Delaware)
     Katy-Teweh Petroleum Company (Delaware)
Katy-Seghers, Inc. (Delaware)
   Savannah Energy Systems Company Limited Partnership (Georgia)
PTR Machine Corp. (Delaware)
Sahlman Holdings, Inc. (Florida) (43%)
W.J. Smith Wood Preserving Company (Texas)
Woods Industries, Inc. (Delaware)
   Thorsen Tools, Inc. (Delaware)
Woods Industries (Canada), Inc. (Ontario, Canada)
   Glit/Gemtex, Ltd. (Ontario, Canada) (June 1, 1997 and forward)


                                       92